Exhibit 10.7

DISTRIBUTION AGREEMENT

This Distribution Agreement

executed and entered into as of this 8th day of July, 2009

(hereinafter referred to as "Date of Agreement")

by and between

Oasmia Pharmaceutical AB

a company duly organised under the laws of Sweden,

(Business Identity Code 556332-6676)

Vallongatan 1
SE-752 28 Uppsala, Sweden,

(hereinafter referred to as "Oasmia"),

and

Abbott Laboratories

a corporation organized under the laws of Illinois, United States

100 Abbott Park Road, Abbott Park, Illinois 60064, USA

(hereinafter referred to as “Abbott”),

(Abbott and Oasmia also individually referred to as “Party”, and collectively as “Parties”)

WITNESSETH

WHEREAS,	Abbott is engaged, directly and through its Affiliates in the business of developing, producing and selling, among other things, veterinary pharmaceutical products;

WHEREAS,	Oasmia is developing a proprietary pharmaceutical Product (as herein below defined) for veterinary use and Oasmia wishes to appoint Abbott as its future distributor for the Product in the Territory (as herein below defined); and

WHEREAS,	Abbott desires to obtain the right to distribute the Product (as defined herein below) and Oasmia desires to appoint Abbott as its distributor of the Product on the terms and conditions of this Agreement.

NOW, THEREFORE, Abbott and Oasmia, in consideration of the premises and of the mutual agreement, covenants and conditions hereinafter set forth, agree and convene as follows:

1	DEFINITIONS

1.1	“Abbott Trademarks” shall be those trademarks set forth on Appendix 1.1.

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1.2	“Act” shall mean the United States Food, Drug & Cosmetic Act, as amended, and all regulations and rules promulgated thereunder.

1.3	“Affiliate(s)” shall mean any entity controlling, controlled by or in common control with a Party hereto, as applicable. For purposes of this definition, "control" shall mean ownership or control, directly or indirectly, of more than fifty percent (50%) of the voting stock, equity share capital or other ownership interest. In the case of non-stock organisations, the term "control" shall mean the power to control the distribution of profits.

1.4	"Agreement" shall mean this distribution agreement together with all appendices attached hereto, as may be amended from time to time in accordance with the terms and conditions contained herein.

1.5	“Approved Facility” shall mean Oasmia's manufacturing facility for the Product which is approved by competent authorities having jurisdiction thereover as an approved site of manufacture for pharmaceutical products, and which is referenced in the Marketing Authorization (as defined herein below) or applications therefor, and, as the case may be, approved by the Regulatory Authority (as defined herein below) as an approved site for the manufacture of the Product. The term “Approved Facility” also includes all of the approved equipment, machinery and other facilities at such approved facility used in the manufacturing, handling, packaging, testing and storage of the Products.

1.6	“Calendar Quarter” shall mean (a) with respect to the activities of Abbott and its Affiliates in the United States, each three month period commencing January 1, April 1, July 1, or October 1 of each year during the Term and (b) with respect to the activities of Abbott and its Affiliates outside of the United States, each three month period commencing December 1, March 1, June 1, or September 1 of each year during the Term.

1.7	“Current Good Manufacturing Practice” or “cGMP” shall mean current good manufacturing practices for the manufacture of the Product, which shall be conducted in accordance with all applicable laws, regulations or guidance issued by the relevant Regulatory Authority (as hereinafter defined).

1.8	“Compounds” shall mean all Taxanes other than docetaxel, including without limitation paclitaxel, larotaxel, ortataxel and tesetaxel, and any revised, improved, derivative, replacement or successor compounds thereto.

1.9	“Conditional Approval” shall mean conditional approval of the Product by the FDA under the Minor Use and Minor Species Animal Health Act.

1.10	“Development” or “Develop” shall mean pre-clinical and clinical drug development activities of the Product, including without limitation pharmacology, pharmaceutical development, toxicology, statistical analysis, report writing and clinical studies, independent pre-clinical and clinical quality assurance and audit activities, product approval and registration and regulatory affairs activities, related to the foregoing.

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1.11	“Development Plan” shall mean the pre-clinical, clinical and pharmaceutical development plan for the Product, which sets forth the activities, timetable and budget for the Development of Product in the Field attached to this Agreement at Appendix 1.11, as such plan may be amended from time to time in accordance with the terms of this Agreement.

1.12	“FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.13	“Field” shall mean the field of veterinary medicine.

1.14	“Final Approval” shall mean FDA approval of the new animal drug application for the Product filed by Oasmia, specifically excluding Conditional Approval.

1.15	"Improvements" shall mean any and all additions, extensions, discoveries, developments, improvements, modifications, enhancements or adaptations not included as of the Date of this Agreement in the scope of this Agreement, whether or not patented or patentable, which relate to the Product, which are invented or otherwise come into existence during the Term and/or which relate to or are derived from the research, development and commercialization of the Product.

1.16	"Marketing Authorization" shall mean all marketing and other authorizations and approvals by the Regulatory Authority necessary for the lawful importation, promotion, distribution, use, marketing and sale of the Product in the Territory, including Final Approval.

1.17	"Net Sales" shall mean the sales value of the Product invoiced by Abbott or its Affiliates on all sales of the Product to its wholesalers, sub-distributors or any third parties in the Territory, less: (a) credits and allowances or adjustments (consistent with generally accepted accounting principles), granted to such customers on account of rejections, recalls or returns of the Product; (b) any trade and cash discounts, rebates, including government rebates, granted in connection with sale of Product to such customers; (c) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales; (d) outbound transportation prepaid or allowed, amounts allowed or credited on returns, distribution costs, export licenses, import duties, value added tax, and prepaid freight; and (e) cost of samples of the Product purchased by Abbott or its Affiliates.

1.18	"Oasmia Patent Rights" shall mean:

(a)  the patent applications and/or granted patents which are set out in Appendix 1.18;

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(b)  all patent applications that may hereafter be filed in Territory by or on behalf of Oasmia in relation to the Compounds and/or the Product and/or their use;

(c)  any continuation applications, continuation-in-part applications, divisional applications and reissue applications relating to the patent applications referred to in (a) and (b) and any national or international patent applications anywhere in the world claiming priority from such patent applications and/or their priority filings;

(d)  all patents which may be granted or have already been granted pursuant to any of the foregoing patent applications; and

(e)  any Supplementary Protection Certificates or other patent extensions.

1.19	"Oasmia Proprietary Rights" means the Oasmia Patent Rights, and Oasmia’s know-how, clinical and pre-clinical data, stability data, manufacturing processes, formulations, experience, product specifications, methods of product delivery, test procedures, product samples and/or any other technical information that is owned by Oasmia relating to design, development, use or sale, whether patentable or not, in any form whether recorded or unrecorded, copyrights, design right (whether registered or not), trademarks (whether registered or not) and any other intellectual and industrial property of any kind that is owned by Oasmia, whether registerable or unregisterable, relating to the Compounds and/or the Product or relating to Improvements to the Product and all applications including without limitation applications for relevant registration or other statutory protection for any of the foregoing, whensoever and howsoever arising for the full term thereof and including all renewals, revivals and extensions thereof.

1.20	“Oasmia Trademark” shall mean Oasmia's trademark Paccal Vet.

1.21	"Product" shall mean Paccal Vet in final sellable form, as further described in Appendix 1.21, and any revised, improved, derivative, replacement or successor products thereto for use in the Field, or any pharmaceutical preparations that contain or comprise the Compounds as the active ingredient. Abbott acknowledges and agrees that Carbomex, Docecal and Doxophos are examples of products that would not fall within the definition of "Product" because they are not revised, improved, derivative, replacement or successor products to Paccal Vet, nor do they contain or comprise any of the Compounds as the active ingredient.

1.22	"Registration Dossier" shall mean all documents, information, processes, techniques and data relating to the Product, including without limitation the specifications therefor, which are required to obtain and maintain the Marketing Authorization in the Territory, (i) compiled according to the requirements of applicable laws and regulations in the Territory, in force from time to time, and (ii) in such form and of such content as required by the Regulatory Authority, in order for them to accept application for, grant and maintain Marketing Authorization.

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1.23	“Regulatory Authority” shall mean each and any competent governmental body/authority responsible for granting Marketing Authorization for the Product in the Territory.

1.24	“Specifications” shall mean Oasmia’s manufacturing specifications which are comprised of a list of tests and acceptance criterions for such tests and Oasmia's test protocols relating to analytical tests and performance characteristics of the Product. The Specifications are attached hereto as Appendix 1.24.

1.25	“Supply Price” shall mean the price extended for the Product by Oasmia to Abbott as set forth in Appendix 1.25.

1.26	“Territory” shall mean The United States of America, its territories, and possessions, and Canada.

1.27	“Doxophos” shall be defined as Doxophos Vet, a formulation of doxorubicin based on Oasmia´s micellar platform XR-17, for the treatment of cancer, and any revised, improved, derivative, replacement or successor products thereto for use in the Field.

2	RIGHTS GRANTED

2.1	Oasmia hereby appoints Abbott and Abbott hereby accepts the appointment as the exclusive distributor with the right to import, promote, market, distribute, offer for sale, sell, and have sold the Product, and Doxophos subject to Clause 2.8, in the Territory for the Field during the Term, using Oasmia Patent Rights, Oasmia Proprietary Rights, Improvements and the Oasmia Trademark. Abbott shall refrain from active marketing and/or active selling of the Product and Doxophos outside the Territory.

2.2	Except in the event that this Agreement is terminated or such exclusivity becomes illegal due to a change in the law of the Territory to the extent the same is applicable to this Agreement, Oasmia shall not during the Term:

2.2.1	appoint any third party as a distributor of Product or Doxophos in the Territory for the Field or otherwise grant any third party the right to use, import, offer for sale and/or sell any Product in the Territory; and

2.2.2	make or sell, or permit or license any third party to make or sell, Product or Doxophos in the Territory for the Field.

2.3	The Parties acknowledge that Abbott is, and shall at all times remain free to set its resale price for the Product and Doxophos.

2.4	Abbott shall have the right to appoint its Affiliates and sub-distributors or co-marketing partners for purposes of promoting, marketing, selling and/or distributing the Product and Doxophos in the Territory, provided that Abbott shall remain responsible for its commitments and obligations pursuant to the terms and conditions of this Agreement despite such use.

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2.5	Improvements shall vest in and be owned by the Party that developed such improvement, and that Party shall notify the other Party within twenty-one (21) days from the date of development of any such Improvements. However, to the extent any Improvements are made or developed by the Parties jointly or otherwise than solely by either Party, such Improvements shall be jointly owned in equal and undivided shares by the Parties. Abbott shall grant an irrevocable, non-exclusive, worldwide, royalty-free licence to use its Improvements and its rights in any joint Improvements to Oasmia. Oasmia shall make available to Abbott Products which incorporate any Improvements developed by Oasmia in accordance with the terms of this Agreement and Abbott shall be granted a non-exclusive, paid up license to use such Improvements in the Territory after the termination or date of expiration of this Agreement.

2.6	Each Party represents and warrants to the other Party as of the date of this Agreement, as follows:

(a)  It is a corporation duly organized and validly existing under the laws of its state and/or country of incorporation;

(b)  It has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder and grant the rights and licenses described herein; and

(c)  It has not granted, and shall not grant during the Term, any right to any third party which would conflict with the rights granted to the other Party hereunder nor does either Party have any third party obligations that would conflict with such rights.

2.7	The Parties acknowledge that Oasmia may develop products other than the Product and Doxophos for use in the Field in the Territory (each such product an “Additional Release”). Abbott shall have exclusive rights for the duration of the Term to market or offer for sale any Additional Release, provided however, if Abbott, after a sixty (60) day notice period, elects not to negotiate an agreement for any commercially viable Additional Release, Oasmia will be free to enter into an agreement with third parties for such Additional Release. Before Oasmia seeks a third party to market or offer for sale any Additional Release, it shall first advise Abbott in writing (an “Option Notice”). Abbott shall advise Oasmia within sixty (60) days of receipt of the Option Notice if it wishes to negotiate an agreement for such Additional Release for which an Option Notice has been provided. In the event Abbott accepts the opportunity within such period, the Parties shall engage in exclusive, good faith negotiations for a period (“Exclusive Negotiation Period”) of ninety (90) days for such Additional Release and if Oasmia and Abbott enter into a nonbinding term sheet for such Additional Release, then the Exclusive Negotiation Period shall be extended by an additional ninety (90) days; provided, however, in the event Abbott formally terminates in writing active negotiations during the Exclusive Negotiation Period, Oasmia will be free to enter into an agreement with third parties for such Additional Release. For purposes of clarity, neither Party is obligated to enter into any agreement with the other Party with respect to any of the Additional Releases.

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2.8	Provided that it has fully complied with its obligations pursuant to Clauses 12.1-12.4, Abbott shall have exclusive rights, even as to Oasmia, for the duration of the Term to import, promote, market, distribute, offer for sale, sell, and have sold (together, "Distribution") Doxophos, and the parties shall negotiate in good faith the commercial terms, including additional milestone payments, of the Distribution by Abbott of Doxophos.

3	OVERSIGHT COMMITTEE

3.1	Promptly after Date of Agreement, but in any event within thirty (30) days from Date of this Agreement, the Parties shall establish a steering committee (the “Oversight Committee”) to oversee the Development, marketing and regulatory issues of the Product to ensure timely Development and approval and successful marketing of the Product. The Oversight Committee shall include between two and four (2-4) representatives of each Party.

3.2	The Oversight Committee shall meet at least every six calendar months, with the first meeting to be held within six calendar months following the Date of Agreement, unless otherwise agreed between the Parties. Such meetings shall alternate between Oasmia and Abbott locations (or be held by teleconference or other suitable remote meeting system, if agreed by the Parties) and be held at such times as are mutually agreed upon by the Oversight Committee.

3.3	The role of the Oversight Committee shall be to facilitate a sharing of information between the Parties and to permit discussion and recommendations, but each Party shall be free to take its own decisions in relation to its Development activities.

4	PRODUCT DEVELOPMENT AND REGISTRATION

4.1	Oasmia shall use commercially reasonable efforts to achieve timely completion of the Development Plan.

4.2	Oasmia shall provide Abbott with a written quarterly report concerning its Development process and Development Plan of the Product, including correspondence with any Regulatory Authority.

4.3	Oasmia shall file the Marketing Authorization applications for the Product in the Territory as soon as reasonably possible and shall use commercially reasonable efforts to ensure that the Registration Dossier and the application for the Marketing Authorization in the Territory (a) have been compiled and filed for according to the requirements of applicable laws and regulations, (b) and have been compiled in such a way and in such form as is required by the Regulatory Authority, in order for them to accept such application and to grant Marketing Authorization thereon.

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4.4	Oasmia shall keep Abbott fully informed of the progress of the regulatory process in the Territory in relation to the Product, and shall answer any and all reasonable questions by Abbott in relation to same.

4.5	Within thirty (30) days from the submission of the Marketing Authorization application to a relevant Regulatory Authority in the Territory, Oasmia shall send a copy of the Registration Dossier and any other necessary documents relating to the Marketing Authorization application to Abbott.

4.6	Whereas Oasmia has developed the Product and possesses extensive knowledge and expertise on the same, therefore the Parties agree that should the Regulatory Authority in the Territory require any additional data, documentation or information relating to the Product or the Marketing Authorization or application therefor, then such additional data, information and documentation shall be the responsibility of Oasmia and Oasmia shall, at its cost and expense and without undue delay use its reasonable efforts to provide the Regulatory Authority with such data, documentation and/or information as is required by the Regulatory Authority. Abbott shall log all complaints relating to Product (each a “Customer Complaint”), communicate such Customer Complaints to Oasmia and engage in any communications regarding a Customer Complaint with customers. Oasmia shall complete at its sole cost any product evaluation, investigation and corrective measures necessitated by a Customer Complaint, promptly provide Abbott with copies of all records relating thereto and otherwise keep Abbott well apprised of its progress towards closure of each Customer Complaint. Oasmia shall also complete all follow-up and correction communications directly with the Regulatory Authority regarding a Customer Complaint.

4.7	In addition to the responsibilities set forth in the Development Plan and elsewhere in this Agreement, Oasmia shall have the following responsibilities:

(a)    Manufacture or have manufactured the Product in accordance with all regulatory requirements in the Territory, including requirements pertaining to Marketing Authorization;

(b)    Permit Abbott to conduct any necessary cGMP and quality assurance reviews;

(c)    Provide adequate secondary technical support at levels to be mutually agreed upon; and

(d)    Supply the Product to Abbott in accordance with the terms and conditions herein.

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5	MILESTONE PAYMENTS; OTHER CONSEQUENCES

5.1	As consideration to Oasmia for the rights granted to Abbott hereunder and for Oasmia’s compliance with the terms and conditions hereof, Abbott shall make milestone payments to Oasmia as follows:

(a)	The sum of Five Million Dollars ($5,000,000) shall be paid by Abbott to Oasmia within thirty (30) days from the Date of Agreement.

(b)	The sum of Three Million Dollars ($3,000,000) shall become payable by Abbott to Oasmia when the rolling four Calendar Quarter Net Sales of Abbott and its Affiliates for Product in the Territory reach Twenty-Five Million Dollars ($25,000,000) for the first time and shall be paid by Abbott within thirty (30) days from receipt of Oasmia' s invoice.

(c)	The sum of Three Million Dollars ($3,000,000) shall become payable by Abbott to Oasmia when the rolling four Calendar Quarter Net Sales of Abbott and its Affiliates for Product in the Territory reach Fifty Million Dollars ($50,000,000) for the first time and shall be paid by Abbott within thirty (30) days from receipt of Oasmia' s invoice.

(d)	The sum of Three Million Dollars ($3,000,000) shall become payable by Abbott to Oasmia when the rolling four Calendar Quarter Net Sales of Abbott and its Affiliates for Product in the Territory reach Seventy-Five Million Dollars ($75,000,000) for the first time and shall be paid by Abbott within thirty (30) days from receipt of Oasmia' s invoice.

5.2	Subject to the terms and conditions below, an additional milestone payment shall become payable by Abbott to Oasmia after Oasmia obtains the Marketing Authorization (“Marketing Authorization Milestone”), and shall be paid by Abbott within thirty (30) days from receipt of Oasmia's invoice and documentation evidencing the Marketing Authorization grant. The amount of the Marketing Authorization Milestone payment will be calculated as follows: if Oasmia achieves the Marketing Authorization Milestone on or before November 1, 2011 the Marketing Authorization Milestone payment will equal Five Million Dollars ($5,000,000); after such date the Marketing Authorization Milestone payment will be reduced by One Million Dollars ($1,000,000) and will be reduced by an additional One Million Dollars ($1,000,000) every six (6) months until Oasmia achieves the Marketing Authorization Milestone. Accordingly, in the event that Oasmia fails to achieve the Marketing Authorization Milestone on or before November 1, 2013, it will not be entitled to receive a Marketing Authorization Milestone payment.

5.3	In the event that Oasmia fails to achieve the Marketing Authorization Milestone on or before May 1, 2014, then (i) Oasmia shall immediately pay to Abbott a Two Million Dollar ($2,000,000) partial refund of the milestone payment of Five Million Dollars ($5,000,000) described in clause 5.1(a) above and Abbott shall have the right to terminate this Agreement, effective upon thirty (30) days written notice; and (ii) Abbott will automatically have, without prejudice to any other rights or remedies available to Abbott under law or this Agreement, (x) an exclusive, irrevocable, paid up royalty-free license and right to the Product and any Improvements, owned by or licensed to Oasmia in the Field in the Territory, with the right to sublicense, to manufacture, have manufactured, use, import, offer for sale, have sold, and/or sell the Product in the Field in the Territory, and (y) a non-exclusive, irrevocable, paid up royalty-free license and right to any patents pertaining to the Products and any Improvements, owned by or licensed to Oasmia in the Field in the Territory, with the right to sublicense, in the Field in the Territory.

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6	FORECASTING AND ORDERING

6.1	Abbott shall by the end of each Calendar Quarter provide to Oasmia in writing its forecast requirements of Product for the twelve (12) calendar months following the end of that Calendar Quarter, where the first three (3) calendar months of such forecast shall be considered a binding purchase order (a “Binding Purchase Order”) and the remaining nine (9) months forecast shall be considered a non-binding estimate (a “Non-Binding Estimate”).

6.2	A Non-Binding Estimate shall be used by Oasmia solely for production planning purposes. Abbott makes no representation and gives no warranty, express or implied, regarding the accuracy of Non-Binding Estimates or that Abbott will actually order the amount of Product indicated in any such estimate.

7	SUPPLY OF PRODUCT

7.1	Oasmia shall, during the Term, manufacture and deliver such quantities of Product which are ordered by Abbott in writing from time to time within sixty (60) days from the date of Abbott's Binding Purchase Order pursuant to Clause 6.1. Without prejudice to the foregoing:

(a)	in the event, and to the extent that Abbott orders quantities of Product that exceed the amounts indicated in the most recent Non-Binding Estimate relating to the same period by not more than twenty percent (20%), then Oasmia shall deliver such part of the order so exceeding that Non-Binding Estimate also within sixty (60) days from the date of Abbott's Binding Purchase Order;

(b)	in the event, and to the extent that Abbott orders quantities of Product that exceed the amounts indicated in the most recent Non-Binding Estimate relating to the same period by more than twenty percent (20%) but not by more than forty percent (40%), Oasmia agrees to exercise its reasonable efforts to fulfil also the part of the Binding Purchase Order so exceeding that Non-Binding Estimate;

(c)	in the event, and to the extent that Abbott orders quantities of Product that exceed the amounts indicated in the most recent Non-Binding Estimate relating to the same period by more than forty percent (40%), Oasmia shall be under no obligation to accept orders and deliver Product to the extent that Abbott’s Binding Purchase Order for the Product so exceed that Non-Binding Estimate.

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Subject to the foregoing, Oasmia shall confirm in writing each purchase order within ten (10) business days from the receipt of the same.

Without prejudice to any rights or remedies available to Abbott under law or this Agreement, Oasmia agrees upon first knowledge thereof to notify Abbott of any actual or anticipated delay in any delivery of Product.

7.2	Product manufactured by Oasmia according to Clause 7.1 above for distribution by Abbott shall include Abbott branding and both the Oasmia Trademark and the Abbott Trademarks. As part of the Supply Price, Oasmia shall package and label Products according to instructions provided by Abbott, provided that Oasmia shall have no obligation to implement new packaging or labelling requirements communicated by Abbott with a lead time of less than two (2) months. Abbott shall grant to Oasmia the right to use Abbott Trademarks for the limited purposes of this Agreement. Oasmia shall grant to Abbott the right to use Oasmia Trademarks for the limited purposes of this Agreement. If required by certain Regulatory Authorities in a country in which Product shall be distributed, Oasmia shall be identified as the developer/manufacturer of the Product distributed in such country. The packaging of the Product, approved by Abbott using supporting documentation provided by Oasmia, shall be: (a) sufficient to protect the Products during shipment, (b) compliant with environmental regulations; and (c) contain the proper labelling as instructed by Abbott pursuant to this Agreement. Abbott may repackage any Product units. Oasmia shall sell Product units identified by an Abbott Trademark only to Abbott and its Affiliates. Oasmia shall manufacture Product units identified by an Abbott Trademark only for Abbott. Upon termination of this Agreement Oasmia shall, at Abbott’s request, send to Abbott any unused Product packaging or labelling materials, without any charge other than reasonable out-of-pocket transportation costs.

7.3	All Products delivered by Oasmia shall be delivered DDU (per Incoterms 2000, made part of this Agreement by reference) to any location specified by Abbott from time to time within the Territory. Title to the Product shall pass to Abbott at the time of delivery.

7.4	In order to secure the availability and timely delivery of the Product to Abbott, Oasmia undertakes to keep at all times, at its sole cost, expense and responsibility, in its premises a sufficient safety stock of Product (the “Safety Stock”). Such Safety Stock shall correspond to at least two (2) months of Abbott’s average monthly orders for Product over the previous twelve (12) calendar months to be assessed and updated at the end of each Calendar Quarter, and shall be rotated with Oasmia’s regular inventory of Product to maintain shelf life. For the avoidance of doubt, the Parties expressly agree that the costs and expenses incurred by Oasmia as result of keeping such Safety Stock shall be deemed already included in the Supply Price.

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7.5	Oasmia may not deliver Product which is not manufactured at the Approved Facility and may not change the manufacturing site and/or the regulatory commitments (which are defined in the Marketing Authorization documentation and shall include without limitation manufacturing method and specification) for the Product without obtaining prior written approval therefor from Abbott and the Regulatory Authority.

7.6	During the Term and the time which Abbott uses its stock of Product delivered by Oasmia, Oasmia shall provide Abbott, and at Abbott’s request also the Regulatory Authority, with letter(s) of authorization as well as any documentation relating to the Product required by Abbott, or such authorities, for Marketing Authorization or other purposes.

7.7	During the Term Abbott shall be entitled upon prior written notice to visit, inspect and carry out audits relating to the Product at the other Party’s facilities, including without limitation the Approved Facility, to verify the other Party’s compliance with this Agreement. Such visits shall be arranged during normal working hours within four (4) weeks from the date of the other Party’s notice. For purposes of such audits, the Parties undertake to co-operate in good faith with each other and provide the other Party with such information and documentation relating to the Product and the manufacture thereof, which it may reasonably request.

7.8	In the event that Oasmia does not deliver conforming Product within the agreed delivery time, as specified in Clause 7.1 hereinabove, due to reasons other than Force Majeure (as defined in Clause 16.1 herein below), Oasmia shall be liable for liquidated damages for delay towards Abbott. The amount of such liquidated damages for delay shall be two and one half percent (2.5%) of the projected Net Sales of the delayed part of the delivery for each completed week of delay. The liquidated damages shall not exceed twenty percent (20%) of the Net Sales for the Products delayed. Abbott shall have the right to deduct the amount of such liquidated damages from payments to Oasmia hereunder. The remedies set forth in this Clause 7.8 shall be without prejudice to any other rights or remedies available to Abbott under law or this Agreement.

8	THIRD PARTY MANUFACTURING; SITE CHANGES

8.1	Oasmia shall for this Agreement reserve for itself the manufacturing rights and know-how in relation to the Product, but hereby agrees at any time at Abbott’s request to appoint a second source manufacturer in accordance with Clause 8.2 (the “Second Source Manufacturer”).

8.2	The Second Source Manufacturer will be appointed as follows:

8.2.1	Abbott shall in its request specify one or more preferred second source manufacturers and shall provide, as far as reasonably practical at the time, a non-binding estimate of the likely cost to Abbott of purchasing Product from each such manufacturer. Oasmia shall appoint one of Abbott’s preferred second source manufacturers as the Second Source Manufacturer, unless Oasmia provides in writing to Abbott within twenty-one (21) days of the date of Abbott’s request:

(i)	reasonable objections to each of the preferred second source manufacturers specified by Abbott; and

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(ii)	two alternative manufacturers that are acceptable to Oasmia and have confirmed to Oasmia their willingness to be appointed as a Second Source Manufacturer.

8.2.2	If Abbott agrees to one of the alternative manufacturers suggested by Oasmia, Oasmia shall appoint that manufacturer as the Second Source Manufacturer.

8.2.3	If Abbott does not agree to the alternative manufacturers suggested by Oasmia, the Parties shall repeat the procedure in this Clause 8.2 until a Second Source Manufacturer is appointed, except that in each successive iteration of the procedure, at least one of the preferred second source manufacturers specified by Abbott, and at least one of the alternative manufacturers suggested by Oasmia, shall be a manufacturer not previously named by either Party.

8.2.4	In the event that the reasonableness of Oasmia’s objections are referred to arbitration under Clause 8.7, the appointment process set out in Clauses 8.2.1-8.2.3 shall cease, unless and until the arbitrator determines that Oasmia’s objections are reasonable.

8.3	Promptly following the appointment of a Second Source Manufacturer, Oasmia shall:

8.3.1	deposit with and transfer to the Second Source Manufacturer all instructions, technology, documentation and materials relating to the manufacture and test of the Product and all other information necessary for the Second Source Manufacturer to manufacture and test the Product and incorporate any Improvements; and

8.3.2	grant the Second Source Manufacturer a non-transferable, non-exclusive licence from the date of appointment until either the termination or expiry of this Agreement or the replacement of the Second Source Manufacturer pursuant to Clause 8.5 below, whichever is the sooner, to use the Oasmia Proprietary Rights and Improvements to manufacture and supply Product to Abbott solely for the purpose of fulfilling orders from Abbott pursuant to Clause 8.4 below.

8.4	Oasmia shall promptly notify Abbott in the event that Oasmia is for any reason at any time during the Term unable to supply Abbott with the Product as ordered by Abbott according to the ordering procedures identified in Clause 7, including without limitation to deliver Product on time or of Agreed Quality (as defined in Clause 11.1), or because Oasmia is not technically capable of delivering Product to the Specifications. If such inability to supply continues for a period exceeding one (1) month, Abbott shall have the right to order the Product from the Second Source Manufacturer. The Parties agree that Abbott may continue to order Product from the Second Source Manufacturer until such time that Oasmia remedies its failure to supply conforming Products to the reasonable satisfaction of Abbott. For the avoidance of doubt, Abbott may not exercise its rights under this Clause 8.4 while the Parties await an award to be rendered in proceedings referred by either Party under Clause 8.6. However, in the event that proceedings are referred by either Party under Clause 8.6 and an award is not rendered in such proceedings within 30 days for whatever reason, Abbott may exercise its rights under this Clause 8.4 while the Parties await such an award to be rendered.

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8.5	Oasmia agrees at Abbott’s request to appoint a replacement second source manufacturer in the place of the existing Second Source Manufacturer in accordance with the procedure set out in Clause 8.2, save that Oasmia shall not be obliged to appoint a replacement Second Source Manufacturer more than once per calendar year.

8.6	Any dispute between the Parties as to (a) the reasonableness of Oasmia’s objections to one or more of the preferred second source manufacturers specified by Abbott under Clause 8.2.1(i) or (b) whether the prerequisites for executing Abbott’s rights under Clause 8.4 to order the Product from the Second Source Manufacturer are met, shall be resolved using the process described in Clause 24.1.

8.7	Oasmia shall provide Abbott with at least one hundred twenty (120) days’ prior written notice of its intention to change the manufacturer for the Product from itself to a third party manufacturer, or, thereafter, from one third party manufacturer to another. Oasmia shall use commercially reasonable efforts to ensure that Abbott shall have the right to perform manufacturing and quality audits at the third party manufacturer’s manufacturing site. Oasmia shall remain responsible for compliance of any such Product or component thereof with the Specifications and all regulatory requirements in the Territory, including requirements pertaining to Marketing Authorization. Without limitation to the foregoing, Oasmia shall not use any third party to manufacture any Product without prior written approval by Abbott.

8.8	Oasmia shall be solely responsible for any costs associated with or resulting from any manufacturing site change, including any related regulatory costs.

8.9	The transfer price paid by Abbott to a Second Source Manufacturer in accordance with the terms and conditions hereunder shall serve as the Base Price, as such term is hereinafter defined, for the purposes of Appendix 1.25 in lieu of payment of a Base Price by Abbott to Oasmia.

9	SUPPLY PRICE, ROYALTY AND PAYMENT

9.1	Subject to the terms and conditions hereunder, Abbott shall pay the Supply Price and Royalty as set out in Appendix 1.25. All payments and prices including the Supply Price and Royalty shall be in U.S. Dollars.

9.2	Oasmia shall invoice Abbott for the Supply Price in relation to Products at the time of shipment of the Products to Abbott.

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9.3	Abbott shall pay the Supply Price in accordance with Oasmia’s valid invoice within the later of (i) forty-five (45) days from the date of receipt of such invoice, or (ii) thirty (30) days from the date the invoiced Products have been safely delivered to the destination specified by Abbott (or such other destination as subsequently agreed by the Parties in writing), provided that such invoice shall only reference Products that have been shipped by Oasmia at the time of issuance in accordance with a Binding Purchase Order from Abbott.

9.4	Royalties accruing to Oasmia under this Agreement shall be paid by Abbott to Oasmia in accordance with Appendix 1.25.

9.5	All sums payable under this Agreement shall be paid in full without any deductions or withholdings (including deductions or withholdings in respect of items such as income tax, corporation tax, or other taxes, charges or duties) except insofar as Abbott is required by law to deduct withholding tax from sums payable to Oasmia in which case Abbott shall:

(i)	ensure that the deduction or withholding does not exceed the minimum amount legally required; and

(ii)	provide to Oasmia within the period for payment permitted by the relevant law either an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld or if such receipts are not issued by the taxation authorities concerned a certificate of deduction or equivalent evidence of the relevant deduction or withholding.

9.6	The Parties shall cooperate to ensure that all sums payable under this Agreement can be lawfully paid without deduction of withholding tax, where this is possible under the laws of the relevant jurisdiction.

9.7	For sales made in a currency other than United States Dollars, payments shall be determined using Abbott defined standard conversion methodology, which is consistent with generally accepted accounting principles. The standard conversion methodology for sales is based on the monthly average (the spot rate for the end of the month immediately prior to that in which sales are recorded plus the spot rate for the month ending when sales are recorded divided by two).

10	SAMPLES

10.1	In order to support marketing and promotion efforts for Product in the Territory, Oasmia will promptly supply a reasonable quantity of samples of the Product to Abbott or its Affiliates, for use in the Territory.

10.2	Sample price to Abbott or its Affiliates shall be the Base Price, payable to Oasmia in accordance with the payment terms set forth in Clause 9.3. For the avoidance of doubt, neither a Royalty nor a Price Floor Multiplier shall be payable in respect of any supply of samples by Oasmia pursuant to Clause 10.1.

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11	QUALITY OF PRODUCT

11.1	Oasmia represents and warrants that all amounts of Product delivered and supplied to Abbott:

(a)	shall have been manufactured and where relevant packed only in the Approved Facility and in accordance with the Specifications, the Packaging Requirements, the Marketing Authorization, all applicable regulatory requirements and/or commitments, cGMPs and all applicable laws and regulations in force from time to time;

(b)	shall be free and clear of any third party security interest, lien or encumbrance;

(c)	shall have a shelf life of at least fifteen (15) months from the date of manufacture and shall have at minimum eighty percent (80%) of its validated shelf life time left at the time of delivery, provided further that Oasmia shall use commercially reasonable efforts to achieve a shelf life of at least 18 months from the date of manufacture as soon as practicable;

(d)	shall at the time of delivery and throughout its validated shelf life be free from defects in material and workmanship and comply with the requirements of the Marketing Authorization and the approved Specifications thereof, including without limitation the approved labelling and packaging requirements, the certificate of analysis and all applicable laws and regulations in force from time to time;

(e)	at the time of delivery, each unit of Product supplied to Abbott hereunder shall not be adulterated or misbranded within the meaning of the Act or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as such Act and laws are constituted and effective at the time of such delivery, and no Product unit will be an article (under the provisions of the Act) which may not be introduced into interstate commerce; and

(f)	the manufacturing facilities utilized for the manufacture of Product shall, at the time of manufacture, comply with applicable FDA regulations, or other applicable regulations, including applicable cGMPs.

(items (a) - (f) hereinafter collectively referred to as "Agreed Quality"). During the warranty period, Oasmia shall promptly deliver at no cost to Abbott (shipping to Abbott’s consignee, paid by Oasmia) sufficient Products to replace the defective Products. Oasmia further represents and warrants that at no time prior to the termination of this Agreement, shall Oasmia enter into any transaction that would prohibit or materially impair Oasmia from fulfilling its obligations under this Agreement.

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11.2	Oasmia shall with each batch of Product delivered and supplied furnish Abbott with a certificate of analysis indicating the compliance of that batch of Product with the Marketing Authorization and the Agreed Quality, and such other information and documentation as may be required from time to time under applicable laws and regulations.

11.3	To the extent required under applicable laws and regulations, the Parties shall enter into a separate quality assurance agreement, such agreement to be entered into prior to the first delivery of Product under this Agreement.

11.4	Oasmia acknowledges and agrees that Abbott may, subject to applicable mandatory legislation, from time to time and at its option rely on the certificate of analysis issued by Oasmia pursuant to Clause 11.2 herein above and sell Product delivered by Oasmia without testing or inspecting the compliance of Product with the Agreed Quality. Lack of such testing or inspection by Abbott shall in no way be, or be deemed to be, an acceptance, express or implied, by Abbott of possible non-conforming or defective Product, and shall be without prejudice to Oasmia’s warranty pursuant to Clause 11.1 herein above and any remedy available to Abbott under law or this Agreement.

11.5	If Abbott finds out that a Product delivered is defective, does not comply with the Agreed Quality, was shipped in violation of any applicable statute, administrative order or regulation, is recalled by any governmental agency or authority or by Oasmia, is not in conformance with instructions agreed upon by the Parties regarding packaging or transport, or is not suitable for use or sale (“Non-Conforming Product”), Abbott shall notify Oasmia promptly in writing thereof. Any claims by Abbott regarding Non-Conforming Product delivered shall specify in reasonable detail the nature and basis for the claim and cite relevant Oasmia batch control numbers or other information to enable specific identification of Product involved.

Oasmia agrees to review any written claim made by Abbott regarding Non-Conforming Product and provide Abbott with the results of its review within thirty (30) days after Oasmia's receipt of such written claim. At Oasmia’s request and expense, Abbott shall return to Oasmia for testing the Product at issue or a representative sample thereof. If Oasmia’s test results reasonably confirm the Product as Non-Conforming Product, Abbott shall return all Non-Conforming Product to Oasmia at Oasmia’s expense, and Oasmia shall, at Abbott's option, either make a replacement delivery of conforming Products within thirty (30) days from the receipt of Abbott’s notice or reimburse Abbott for any payments made for such Non-Conforming Products.

If Oasmia’s test results do not confirm the Product’s non-conformance, and if the Parties cannot resolve the issue of non-conformance of such Product, Oasmia shall submit to a mutually acceptable independent laboratory such Product or a representative sample thereof, along with a reference sample of Product which has previously been confirmed by Abbott as conforming to the Specifications, the test protocols described in the Specifications and mutually agreeable interrogatories to be answered by such laboratory. The determination of the Product’s conformance or non-conformance to the Specifications shall be binding upon the Parties. If the laboratory determines that the Product is conforming, Abbott shall pay all independent laboratory and shipping costs incurred by Oasmia. If such laboratory confirms the Product tested as Non-Conforming Product, Oasmia shall pay all independent laboratory costs and shall, at Abbott's option, either make a replacement delivery of conforming Products free of charge within fourteen (14) days from the date of such laboratory confirmation or reimburse Abbott for any payments made for such Non-Conforming Products.

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11.6	At any time during review of any claim made by Abbott under Clause 11.5 above regarding Product delivered, Oasmia shall, at Abbott’s request, within fourteen (14) days deliver to Abbott such quantities of Safety Stock that are requested by Abbott to replace all or part of the Product referred to in that claim. Without prejudice to any other rights or remedies available to Abbott under law or this Agreement, Abbott shall pay Oasmia the Supply Price for any replacement Product provided under this Clause 11.6 in accordance with Clause 9.3.

11.7	Oasmia shall maintain an inspection procedure and quality assurance program for the Product and its production process, which Oasmia shall follow for the manufacture of Product units under this Agreement. Abbott shall have the right to review complete records of all quality system documentation which includes but is not limited to inspection, corrective action, and quality assurance work performed by Oasmia at its place of business, upon Abbott’s request at reasonable times during the Term. Details of such inspection procedures, quality assurance program and record retention shall be set forth in the quality agreement executed between the Parties.

12	MARKETING AND SALES

12.1	Abbott shall use commercially reasonable efforts to proceed with marketing and sales of the Product in the Field in the Territory after Oasmia obtains the Marketing Authorization in accordance with Clause 12.2 below.

12.2	Abbott shall use its commercially reasonable efforts to launch the Product within ten (10) months of receipt of notice and documentation from Oasmia that it has obtained the Marketing Authorization.

12.3	Upon grant of the Marketing Authorization to Oasmia and Abbott’s launch of the Product in accordance with Clause 12.2 above, Abbott shall use its commercially reasonable efforts to market, offer for sale and sell the Product in the Field in the Territory for the remainder of the Term.

12.4	Abbott shall be solely responsible for the marketing costs in the Territory.

12.5	Oasmia shall make available to Abbott within ninety (90) days of the Date of Agreement all data, results, information, development and documentation of Oasmia, including without limitation raw data that is a part of Oasmia Proprietary Rights and necessary in connection with Abbott’s performance and exploitation of rights under this Agreement as exists at the Date of Agreement. Each Party agrees to share with the other all pre-clinical, Chemistry, Manufacturing and Control (‘CMC’) and clinical data and results involving Product, including without limitation raw data, which it has developed, develops, or obtains from a third party (including each Party’s licensees and/or distributors) during the Term. Such sharing by each Party shall take place as soon as reasonably practicable after such data or results become available.

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13	STATEMENTS TO PUBLIC

13.1	Neither Abbott nor Oasmia shall make or procure or permit the making of any announcement or statement to the public with respect to this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld, subject to any applicable regulatory and/or stock exchange requirements.

The wording and the timing of any press release or of any other announcement and/or statement to the public shall have to be agreed upon in advance between the Parties.

14	PHARMACOVIGILANCE

14.1	Oasmia shall be solely responsible for any and all pharmacovigilance related obligations in connection with this Agreement under applicable laws, regulations and guidelines in the Territory, including without limitation any undertaking necessary to maintain the Marketing Authorization, and shall fulfill all such obligations at its sole expense. The Parties shall cooperate on pharmacovigilance issues and shall make commercially reasonable efforts to promptly establish and adopt sufficient procedures concerning such cooperation and the exchange of pharmacovigilance information. These procedures shall be documented in writing and attached to this Agreement as Appendix 14.1 within six (6) months from the Date of Agreement.

15	PRODUCT RECALL; REGULATORY MATTERS

15.1	In the event that (a) any governmental agency or authority or the Regulatory Authority issues a recall or takes similar action, in connection with the Product sold or distributed by Abbott in the Territory, or (b) a court of competent jurisdiction orders such a recall, or (c) Abbott decides to cease distribution and/or sales of the Product by reason of a possible safety risk (hereinafter "Recall") then Abbott shall promptly inform Oasmia of such Recall, and, subject to Clause 15.3 below, Abbott and Oasmia shall agree on an appropriate course of action.

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15.2	Oasmia shall promptly inform Abbott of any notification of any action by, or notification or other information which it receives (directly or indirectly) from any regulatory or other authority, which (a) raises any material concerns regarding the safety or efficacy of the Product, or (b) which indicates a reasonable potential for a recall or market withdrawal of the Product.

15.3	Oasmia shall bear all direct costs and expenses of a Recall, including the expenses of notification and destruction or return of the Product recalled, save for such recalls in the Territory resulting from the negligence or breach of this Agreement by Abbott.

15.4	In the event that Abbott permanently withdraws the Product from the market in the Territory, Abbott shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Oasmia.

15.5	Oasmia represents and warrants that neither it, nor any of its employees or agents working on the subject matter of this Agreement, has ever been, is currently, or is the subject of a proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Individual, an Excluded Entity or Individual or a Convicted Entity or Individual. Oasmia further covenants, represents and warrants that if, during the term of this Agreement, it, or any of its employees or agents working on Abbott’s behalf, becomes or is the subject of a proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Individual, an Excluded Entity or Individual or a Convicted Entity or Individual, Oasmia shall immediately notify Abbott, and Abbott shall have the right to immediately terminate this Agreement. This provision shall survive termination or expiration of this Agreement. For purposes of this provision, the following definitions shall apply:

(a)       A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application.

(b)       A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.

(c)       An “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

(d)       A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. §1320a – 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

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15.6	Oasmia and Abbott hereby agree that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by Oasmia to Abbott and by Abbott to Oasmia in connection with the transactions contemplated herein. Neither Abbott nor Oasmia have previously paid nor entered into any other commitment to pay, whether orally or in writing, any Abbott or Oasmia employee, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.

16	FORCE MAJEURE

16.1	Neither Party shall be held in breach of this Agreement for failure to perform any of its obligations hereunder and, other than as to Clause 5, the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is a result of any acts of God; acts of the public enemy; civil strife; wars declared or undeclared; embargoes; fires; explosions; floods; energy outages; events caused by reason of laws or regulations or orders by any government, governmental entity or instrumentality or by any other supervening unforeseeable circumstances beyond the reasonable control of the Party so affected (“Force Majeure”). The Party so affected shall: (a) give prompt written notice to the other Party of the nature and date of commencement of the Force Majeure event and its expected duration; and (b) use its commercially reasonable efforts to relieve the effect of such cause as rapidly as possible.

16.2	If an event of Force Majeure continues for more than three (3) consecutive months, Abbott shall have the right to terminate this Agreement with immediate effect by written notice thereof to Oasmia. If Abbott is affected by an event of Force Majeure and such event continues for more than six (6) consecutive months, Oasmia shall have the right to terminate this Agreement with immediate effect by serving written notice thereof together with a payment in full to Abbott of a refund of the milestone payments paid by Abbott in accordance with Clauses 5.1(a) and 5.2 hereunder.

17	TERM AND TERMINATION

17.1	This Agreement shall become effective upon the Date of Agreement and, except as hereinafter provided for in this Clause 17 or stipulated for elsewhere in this Agreement, shall continue in effect fifteen (15) years from the date Oasmia achieves the Marketing Authorization Milestone or expiration of all Oasmia Patent Rights, whichever is earlier (hereinafter referred to as "Initial Period"). THEREAFTER THIS AGREEMENT SHALL BE AUTOMATICALLY RENEWED AND CONTINUE IN EFFECT FOR SUCCESSIVE RENEWAL TERMS OF ONE (1) YEAR EACH (EACH, A “RENEWAL PERIOD”) UNLESS SIX (6) MONTHS PRIOR TO THE TERMINATION OF THE INITIAL PERIOD OF THE AGREEMENT OR ANY RENEWAL PERIOD THEREOF, EITHER PARTY PROVIDES WRITTEN NOTICE TO THE OTHER THAT IT IS TERMINATING THIS AGREEMENT AT THE END OF SAID INITIAL PERIOD OR RENEWAL PERIOD. The Initial Period and each Renewal Period shall together be defined as the “Term” of the Agreement.

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17.2	In the event a Party commits a material breach of the terms or conditions of this Agreement (the “Defaulting Party”), the other Party (the “Non-Defaulting Party”) may give written notice of such breach to the Defaulting Party, specifying the nature of the breach and requesting a cure. If the Defaulting Party fails to fully cure or to take appropriate action reasonably acceptable to the Non-Defaulting Party to cure such breach within ninety (90) days of receipt of written notice from the Non-Defaulting Party, then the Non-Defaulting Party shall be entitled to terminate this Agreement upon written notice to the Defaulting Party, such termination to be effective upon the Defaulting Party’s receipt of such notice.

17.3	Either of the Parties shall have the right, without prejudice to any other rights or remedies or other relief available to it under the governing law and this Agreement, to terminate this Agreement forthwith if the other Party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee or the like in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other Party and not dismissed within ninety (90) days, or if the other Party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

17.4	Abbott shall have the right to terminate this Agreement at any time with at least three (3) months prior written notice to Oasmia if Abbott determines, in its sole and absolute discretion, that it is no longer feasible for Abbott to continue the Agreement.

17.5	Upon the effective date of expiration or termination of this Agreement pursuant to any provision in this Agreement, Abbott or its assignee(s) shall have the right to sell its remaining stock of the Product supplied by Oasmia and the terms and conditions of this Agreement shall apply, as applicable to such Products so sold.

17.6	The termination or expiration of this Agreement for any reason shall not entitle a Party to any post termination compensation for prospective loss of business, sales, or profits of whatever nature resulting from or incident to such termination or expiration.

17.7	The termination or expiration of this Agreement, for whatever reason, shall be without prejudice to any rights, claims or obligations of either Party which may have accrued prior to, or become due at the date of such termination.

17.8	In the event of termination of this Agreement by Abbott for Oasmia's breach pursuant to clause 17.2 or for Oasmia's insolvency or other enumerated circumstance pursuant to Clause 17.3, Abbott shall have the fully paid-up, perpetual non-exclusive right to use the Oasmia Proprietary Rights and the Oasmia Trademark in the Field in the Territory, and Oasmia shall refund to Abbott any milestone payments paid by Abbott hereunder as of the date of such termination. In the event of termination of this Agreement by Oasmia for Abbott's breach pursuant to clause 17.2 or for Abbott's insolvency or other enumerated circumstance pursuant to Clause 17.3, Oasmia shall have no obligation to refund to Abbott any milestone payments paid by Abbott hereunder as of the date of such termination.

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17.9	Clauses 1, 13, 18, 19, 21, 23, and 24 (in their entirety) and 2.5, 5.3, 11.1, 11.4, 15.1, 15.2, 15.3, 17.5, 17.6, 17.7, 17.8, 17.9 shall continue in full force and effect in accordance with their terms, notwithstanding any termination or expiration of this Agreement.

18	INDEMNIFICATION AND LIABILITY

18.1	In no event shall a Party hereto be liable for or have any obligation to compensate the other Party or any third party, for any indirect or consequential damages claimed by the other Party, including, but not limited to the loss of opportunity or anticipated savings, in connection with or arising out of this Agreement or breach thereof.

18.2	Other than to the extent of Abbott’s negligent acts or omissions or willful misconduct, Oasmia shall indemnify, defend and hold harmless Abbott and its Affiliates and their respective employees, officers, directors, agents and customers (“Abbott Indemnitees”) from and against any suit, proceeding, claim, liability, loss, damage, costs or expense (including reasonable attorneys' fees), which such Abbott Indemnitees may hereinafter incur, suffer, or be required to pay, arising out of or resulting from any claim arising out of or attributable to any: (a) breach by Oasmia of the terms of this Agreement; (b) Oasmia’s negligent acts or omissions or willful misconduct; (c) breach of a warranty, representation or covenant made by Oasmia hereunder; or (d) the Product or the use thereof to the extent that same were not caused by the willful misconduct, or negligent act or omission or breach of this Agreement by Abbott.

18.3	Other than to the extent of Oasmia’s negligent acts or omissions or willful misconduct, Abbott shall indemnify, defend, and hold harmless Oasmia and its employees, officers, directors, agents and customers (“Oasmia Indemnitees”) from and against any suit, proceeding, claim, liability, loss, damage, costs or expense (including reasonable attorneys' fees), which such Oasmia Indemnitees may hereinafter incur, suffer or be required to pay arising out of or resulting from any claim to the extent arising out of or attributable to: (a) breach by Abbott of the terms of this Agreement; (b) Abbott’s negligent acts or omissions or willful misconduct; (c) breach of a warranty, representation or covenant made by Abbott hereunder.

18.4	Oasmia shall defend, indemnify and hold harmless Abbott, its officers, directors, employees, agents and distributors from and against all liabilities, damages, judgments, costs and expenses (including reasonable attorneys’ fees) arising out of any suit, proceeding or claim made or brought against Abbott alleging that any Product infringes any third party patent or other third party intellectual property right. If an additional third party license is necessary in order for Oasmia to manufacture Product, then: (a) Oasmia shall provide a design around of the affected Product; or (b) Oasmia shall obtain a license from the third party, at its sole expense, as needed to enable Oasmia to manufacture, and Abbott to distribute the Product.

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18.5	With respect to any indemnification obligations of either Party to the other Party under this Agreement, the following conditions must be met for such indemnification obligations to become applicable:

(a)	the indemnified Party shall notify the indemnifying Party promptly in writing of any claim which may give rise to an obligation on the part of the indemnifying Party hereunder;

(b)	the indemnifying Party shall be allowed to timely undertake the sole control of the defence of any such action and claim, including all negotiations for the settlement, or compromise of such claim or action at its sole expense; and

(c)	the indemnified Party shall at the expense of the indemnifying Party render reasonable assistance, information, co-operation and authority to permit the indemnifying Party to defend such action.

19	CONFIDENTIALITY

19.1	Each Party shall keep in confidence all material and information received from the other Party and marked as confidential or which should reasonably be understood to be confidential (“Confidential Information”), and may not use such material or information for any other purposes than those set forth in this Agreement. The confidentiality obligation shall, however, not be applied to material and information, (a) which is or becomes generally available or otherwise public, or (b) which the Party has received from a third party without any obligation of confidentiality, or (c) which was in the possession of the receiving Party prior to receipt of same from the other Party without any obligation of confidentiality related thereto, (d) which a Party has independently developed without using material or information received from the other Party, or (e) which is required to be disclosed by law.

19.2	Each Party shall promptly upon termination of this Agreement cease using confidential material and information received from the other Party and, unless the Parties separately agree on destruction of such material and information, return the material and information in question including all copies thereof.

20	INDEPENDENT CONTRACTORS

20.1	The status of Abbott and Oasmia under the business arrangement established by this Agreement is that of independent contractors. It is expressly agreed that for tax, legal or other purposes (i) this Agreement or any portion of this Agreement shall not be considered to be a partnership agreement, and (ii) the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Party has any authority whatsoever to act as an agent or representative of the other, nor has either any authority or power to contract for, or create or assume any obligation or liability in the other’s name or on behalf of the other or otherwise bind the other in any way for any purpose, nor shall either Party hereto represent to any third parties it possesses any such authority to bind the other Party.

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21	NON-WAIVER

21.1	The failure by either Party at any time to enforce any of the terms, provisions or conditions of this Agreement or to exercise any right hereunder shall not constitute or be construed to constitute a waiver of the same or affect that Party's rights thereafter to enforce or exercise the same. No waiver of any term, provision or condition of this Agreement shall be effective unless it is in writing and signed by a duly authorised person on behalf of the waiving.

22	ASSIGNMENT

22.1	Neither this Agreement nor any obligation, commitment or liability hereunder may be assigned by either Party without the other Party's express written consent, except that both Parties shall have the right, to assign this Agreement without the other Party's consent to its Affiliate, or to a third party to whom the business operations relating to the Product are sold or otherwise transferred.

23	GOVERNING LAW

23.1	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the application of principles of conflicts of law. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to a federal or state court of competent jurisdiction. It is specifically agreed that the United Nations Convention on Contracts for the International Sale of Goods is not applicable to this Agreement.

24	DISPUTE RESOLUTION

24.1	Any dispute that arises in connection with this Agreement shall be binding on the Parties and resolved by binding Alternative Dispute Resolution (“ADR”) in the manner described in Appendix 24.1.

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25	INTELLECTUAL PROPERTY

25.1	Oasmia shall have the right to timely restrain any third party infringement of any Oasmia patent in Oasmia’s name and at its expense, and shall be solely entitled to any recovery that results from such enforcement. At Oasmia’s reasonable request and expense, Abbott may be, but shall not be obligated to be, joined as a party plaintiff. In such event, Abbott shall cooperate in such proceeding. Oasmia shall have the right to control prosecution of such action, and shall keep Abbott reasonably informed in writing as to the status of such proceedings. Abbott further reserves the right, in the event that Oasmia elects not to directly pursue enforcement of the third party infringement of any Oasmia patent, to directly pursue enforcement of such third party infringement at Abbott’s sole cost and expense. In such event, Oasmia shall cooperate in such proceeding. Abbott shall have the right to control prosecution of such action, and shall keep Oasmia reasonably informed in writing as to the status of such proceedings. Should Abbott be successful in enforcing any Oasmia patents in the event that Oasmia elects not to directly pursue enforcement of such third party infringement, Abbott shall be solely entitled to any recovery that results from such enforcement. If, in the course of such proceedings, Abbott determines that it would be advisable to grant a sublicense to a third party infringer of any Oasmia patent, in the Field in the Territory, to make, have made, use, offer for sale, sell, have sold and import Products in the Field in the Territory, Oasmia shall cooperate with Abbott to grant a sublicense to such third party infringer; provided that Oasmia and Abbott shall share equally in any revenues received from such sublicense, less Abbott’s enforcement costs, in accordance with this Clause 25.1.

25.2	If Oasmia or Abbott receives any information, knowledge, or notice from a third party alleging, that the Product infringes the intellectual property rights of such third party, the Party receiving the notice shall promptly inform the other Party as soon as possible and no later than fifteen (15) days from receipt of such notice.

25.3	Oasmia is the sole and exclusive owner of all rights, title and interests in and to Oasmia Trademarks. Other than as explicitly set forth herein, nothing contained in this Agreement shall be construed as an assignment to Abbott of any right, license, title or interests in Oasmia Trademarks.

25.4	Abbott is the sole and exclusive owner of all rights, title and interest in and to Abbott Trademarks. Nothing contained in this Agreement shall be construed as an assignment to Oasmia of any right, license, title or interests in Abbott Trademarks.

25.5	During the Term, Abbott grants Oasmia the limited right to use Abbott Trademarks only for labelling purposes in accordance with the terms and conditions hereunder. During the Term, Oasmia grants Abbott the limited right to use Oasmia Trademarks in accordance with the terms and conditions hereunder.

25.6	Each Party shall notify the other Party of any suspected infringements by third parties of the other Party’s trademarks that may come to a Party’s attention. The owner of the trademarks shall have the initial right to determine whether any action shall be taken on account of any such infringement, and shall have the right to employ counsel of its choosing and to direct the handling of the litigation and any settlements thereof, at its own expense.

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25.7	Each Party shall notify the other Party of any notice of alleged infringement of a third party trademark by any Party’s trademark used with a Product. The Party owning the alleged infringing trademark shall have the initial right to defend such action, to employ counsel of its choosing and to direct the handling of the litigation and any settlements thereof, at its own expense.

25.8	Oasmia hereby covenants that it shall not, solely in connection with Abbott’s rights and obligations hereunder, sue nor otherwise attempt to enforce against Abbott, any patent or other proprietary rights which Oasmia now holds, has rights to or which Oasmia may acquire hereafter under any patent encompassing Product for so long as such Product remains subject to the terms of this Agreement.

25.9	Representations and Warranties. Oasmia represents and warrants to Abbott as of the date of this Agreement:

(a)      To the best of Oasmia’s knowledge, after reasonable investigation and due inquiry, there have been no claims or assertions, written or oral, that the making, using, offering for sale, use, or importing of the Product infringes the patents, trademarks, or other intellectual property rights of any third party;

(b)      Oasmia has no knowledge, after reasonable investigation and due inquiry, of any third party patents, trademarks or other proprietary rights which are valid and which would be infringed by making, having made, using, selling, offering for sale or importing Product in the Territory in accordance with the terms of this Agreement; and

(c)      To the best of Oasmia’s knowledge, after reasonable investigation and due inquiry, Oasmia is not, and as a result of the execution and delivery of this Agreement and the performance of Oasmia hereunder will not, be in violation of, or lose any rights pursuant to, any license, sublicense or agreement previously provided to a third party with respect to Oasmia’s intellectual property rights relating to the Product, including the Oasmia Patent Rights.

26	ENTIRE AGREEMENT

26.1	This Agreement, together with all Appendices hereof, represents the full and complete understanding and agreement of the Parties pertaining to the subject matter hereof and prevails over all statements, clauses or conditions which may be contained in any other form or document.

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27	SEVERABILITY

27.1	In case one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed by limiting such invalid, illegal or unenforceable provision, or if such is not possible, by deleting such invalid, illegal or unenforceable provision from this Agreement; provided that should this Agreement as a result of any such deleting not any more reasonably correspond to the good faith intent of the Parties, either Party may propose to the other Party amendments also to the other provisions of this Agreement in order to have the Agreement correspond to such good faith intent and negotiate in good faith on such amendment(s).

28	AMENDMENTS

28.1	No modifications and amendments to this Agreement shall be valid unless made in writing and signed by duly authorised representatives of both Parties.

29	NOTICES

29.1	Notices provided hereunder to be given by either Party to the other shall be in writing and shall be sent by telefax or email, or delivered by recognised overnight delivery service or sent by government mail service (certified or registered air mail) to the following respective addresses or to such other addresses as the Parties may hereafter communicate to each other in writing:

If to Abbott:

Divisional Vice President

Animal Health Division

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064

Facsimile Number: (847) 938-2741

With a copy to:

Abbott Laboratories

Legal Division, Commercial Legal Operations

Building AP6A-2100

Abbott Park Road

Abbott Park, Illinois 60064-6049

Facsimile Number: (847) 938-1206

If to Oasmia:

Oasmia Pharmaceutical AB

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Attn: President

Vallongatan 1
SE-752 28 Uppsala, Sweden

Tel. +46 18 50 54 40

Fax. +46 18 51 08 73

The notices shall be deemed to have been received as follows: (a) telefaxes, on the day following the day of transmission provided a confirmatory copy is sent by pre-paid first-class post or by personal delivery before the end of day following the day of transmission; (b) registered air-mail, on the fifth (5) day after mailing; (c) notices delivered in any other form, on the day when delivered at the address of the recipient.

29.2	Nothing contained herein shall justify or excuse failure to give oral notice for the purpose of informing the other Party hereto when prompt notification is required, but, it is understood that such oral notice shall in no way satisfy the requirement of a written notice.

30	APPENDICES

30.1	The following appendices are attached to this Agreement:

Appendix 1.1	Trademarks
Appendix 1.11	Development Plan
Appendix 1.18	Oasmia Patent Rights
Appendix 1.21	Product
Appendix 1.24	Manufacturing Specifications
Appendix 1.25	Supply Price and Royalty
Appendix 14.1	Pharmacovigilance
Appendix 24.1	Alternate Dispute Resolution

The Appendices constitute an integral part of this Agreement. In case of discrepancies between this Agreement and the Appendix the provisions of this Agreement shall prevail.

31	HEADINGS

31.1	All section headings in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of the Agreement.

32	INSURANCE

32.1	During the Term, Oasmia and Abbott shall each maintain general business liability insurance coverage in the minimum aggregate amount of Two Million Dollars ($2,000,000), including product liability coverage, provided that Abbott may maintain self-insurance. Upon request by Abbott, Oasmia shall furnish to Abbott a certificate of insurance signed by an authorized representative of Oasmia’s insurance underwriter evidencing the insurance coverage required by this Agreement and providing for at least thirty (30) days prior written notice to Abbott of any cancellation, termination, material change or reduction of such insurance coverage.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate, as of the day and year first above written, by their duly authorised representatives.

SIGNATURES

Abbott Laboratories	Oasmia Pharmaceutical AB

By:	By:

Name:	Name:

Title:	Title:

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APPENDIX 1.1

Abbott Trademarks

To the Distribution Agreement between Oasmia Pharmaceutical AB and

Abbott.

ABBOTT; ABBOTT with Corporate Logo; ABBOTT ANIMAL HEALTH; A PROMISE FOR LIFE.

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APPENDIX 1.11

Development Plan

To the Distribution Agreement between Oasmia Pharmaceutical AB and

Abbott

Phase	Actions	Current Status	Expected start date	Expected completion date
NA	Conducting of Pivotal Field Study (OAS-07-MCT-INT)	Accrual ongoing	First patient in (FPI) October 2008	Last Patient Out (LPO) Sept 2009
NA	Clinical Report Pivotal Field study (OAS-07-MCT-INT)	NA		Q4 2009
NA	CVM Review Technical Section Efficacy (Pivotal Field Study CSR etc)	NA	Q1 2010	Q3-4 2010*
NA	CVM Review Technical Section CMC	NA	Q1 2010	Q3-4 2010*
NA	CVM Review Technical Section Safety/TAS	NA	Q1 2010	Q3-4 2010*
NA	CVM review of AOI/Labeling	NA	Q3 2010	Q4 2010*
NA	CVM/FDA Marketing Approval	NA		December 2010

*Dependent on stop clock/questions from CVM

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APPENDIX 1.18

Oasmia Patent Rights (US and Canada)

To the Distribution Agreement between Oasmia Pharmaceutical AB and

Abbott

Part 1 - Granted Patents

Application #	Patent #	B&L Ref #

“Taxol containing compositions” (Patent entitled “Potentiating Compounds”)
US 10/098,873	US Patent no. 6,642,271	45815

“Anticancer compositions”	(Patent entitled “Therapeutic Compounds”)
US 10/295,139	US Patent no. 7,030,158	49785

Part 2 - Patent Applications

“Taxol containing compositions” (Patent Application entitled, "Retinol derivatives potentiation of Active Substances by Micellar Preparations")

CA 2,445,478	Canadian Patent Application	51297

“Water insolubles”
PCT/SE2008/051515	International patent application	57571PC

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APPENDIX 1.21

Product

To the Distribution Agreement between Oasmia Pharmaceutical AB and

Abbott.

Paccal Vet is a preparation consisting of the Compounds and XR17 (including all salts of XR17) for the treatment of cancer. XR17 is a proprietary mixture of the sodium salts of N-all-trans-retinoyl cysteic acid methyl ester and N-13-cis-retinoyl cysteic acid methyl ester. The product can be in the form of a water soluble lyophilisate or as a solution for injection. The Compounds can be of natural, semi-synthetic or synthetic origin.

Product shall be Paccal Vet in final sellable form, furnished hereunder in the packaging and with the materials set forth below at no additional cost:

1.	Vial Glass type I, with rubber stopper and aluminum cap containing 60mg of Paccal Vet
2.	Box carton;
3.	Label;
4.	Client information sheet;
5.	Package insert; and
6.	Material Safety Data Sheet.

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APPENDIX 1.24

Manufacturing Specifications

To the Distribution Agreement between Oasmia Pharmaceutical AB and

Abbott.

Title: Paccal Vet, powder for infusion, 60 mg (release and shelf life specification)			Document no: FPS-002-03	Page: 37 (of 49)
Valid from: 2008-11-25			Replaces doc no: FPS-002-02
Issued by:	Reviewed by:	Reviewed by:	Approved by:	Approved by:

2008-11-10	2008-11-10	2008-11-10	2008-11-11	2008-11-11

Sofia Rendón Rapp	Mari Kadi	Maria Nylander	Marie Wallén	Gudmund Hedenskog
Regulatory Affairs	Quality Control	Production	Quality Assurance	Qualified Person
☐ Replaced	☐ Withdrawn	Date/signature:	Checked by QA, date/signature:

DESCRIPTION

Designated name	Paccal Vet

Description of pharmaceutical form	Powder for solution for infusion

Strength (API)	60 mg paclitaxel

Strength (Excipients)	80 mg XR17 (40 mg of XMeNa, 40 mg of 13XMeNa)

Solubility	Soluble in water, water solutions of salts, in methanol, ethanol and DMSO

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SPECIFICATION

No	TEST	REQUIREMENT	METHOD
1.	CHARACTERS
1.1.	Colour of freeze-dried Paccal Vet	Greenish-yellow to yellow freeze-dried cake	Visual inspection AN-018
2.	IDENTIFICATION
2.1.	Paclitaxel (API)	The retention time is within 99-101% of the retention time of the reference sample.	HPLC AN-019
2.2.	XMeNa	The retention time is within 99-101% of the retention time of the reference sample.	HPLC AN-006
2.3.	13XMeNa	The retention time is within 99-101% of the retention time of the reference sample.	HPLC AN-006
3.	ASSAY
3.1.	Paclitaxel (API)	57 mg to 63 mg (95 – 105 % of 60 mg)	HPLC AN-019
3.2.	XR17 (Excipient)	72 mg to 88 mg (90 – 110 % of 80 mg)	HPLC AN-006
4.	RELATED SUBSTANCES
4.1.	Paclitaxel degradation products		HPLC AN-019 HPLC AN-020
	Any single degradation product by AN-019 and AN-020*	NMT 1.0% each
	Total amount of degradation products by AN-019 and AN-020*	NMT 2.0%
4.2.	XR17 related substances		HPLC AN-006
Individual related substances
	Unidentified B	NMT 1.4%
	Other related substances	NMT 1.0 % each
	Total related substances	NMT 4.0%
5.0	Residual Organic Solvents Ethanol Ethyl acetate Methanol Tetrahydrofuran Total	≤ 5000 ppm ≤ 5000 ppm ≤ 3000 ppm ≤ 720 ppm ≤ 5000 ppm	GC MK 2298, based on Ph.Eur. 2.4.24.

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No	TEST	REQUIREMENT	METHOD
6.	SPECIFIC TESTS
6.1.	Reconstitution time	Completely soluble in Ringer Acetate within 30 min	Visual inspection AN-018
6.2.	Colour of reconstituted solution	Greenish – yellow In accordance with Ph.Eur. standard solution GY1	Visual inspection AN-018, according to Ph.Eur. 2.2.2.
6.3.	pH of reconstituted solution	5.0 – 6.0	Potentiometric determination AN-018, according to Ph.Eur. 2.2.3.
6.4.	Particulate contamination: Visible particles.	No visible particles	Visual control AN-018, according to Ph.Eur. 2.9.20.
6.5.	Particulate contamination: Sub-visible particles.	Average number of particles per vial (60mL): Size ≥ 10μm: ≤ 6000 particles per vial Size ≥ 25μm: ≤ 600 particles per vial	Ph.Eur. 2.9.19. Method 1
6.6.	Water content (KF)	≤ 3%	Karl Fischer MK 2299, based on Ph.Eur. 2.5.32.
6.7.	Sterility	Sterile	Ph.Eur. 2.6.1.
6.8.	Bacterial endotoxins	≤ 0.7 EU/mg	Ph.Eur. 2.6.14.

* As described in the method description for HPLC methods AN-019 and AN-020 the “Other degradation products” eluting prior to Imp N in AN-019, and after Imp N in AN-020 are reported. The “Total amount of degradation products” is defined as all degradation products, eluting prior to Imp N in AN-019, and after Imp N in AN-020, found above the reporting threshold.

STORAGE

Shelf life	Fifteen (15) months.

Storage conditions	Store in a refrigerator (2ºC - 8ºC). Store in outer carton in order to protect from light.

Handling precautions	Avoid inhalation, skin contact, eye contact and ingestion. Avoid prolonged or repeated exposure.

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ASSAYS AND TESTS

AN-018

This method consists of 5 parts;

For freeze-dried Paccal Vet: the colour and solubility in Ringer-Acetate.

For Paccal Vet solution for infusion: the colour, visible particles and pH.

For visible particles reference is made to Ph.Eur. 2.9.20., for the colour of the solution for infusion referEnce is made to Ph.Eur. 2.2.2. and for the pH determination reference is made to Ph Eur 2.2.3.

AN-019

Assay and identity of paclitaxel and two possible degradation products from paclitaxel in Paccal Vet by HPLC analysis.

AN-020

Assay and identity of three possible degradation products from paclitaxel in Paccal Vet by HPLC analysis.

AN-006

Assay, identity and related substances of XR17 in Paccal Vet by HPLC analysis. This method is also used for the determination of assay, identity and related substances in the XMeNa and 13XMeNa stock solutions.

MK 2298

The residual organic solvents are determined with this GC method using the headspace technique with a FID detector. The quantification is made using external ethanol standards.

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MK 2299

Determination of water content by Karl Fisher Micro coulometer, a method based on the Ph.Eur. 2.5.32.

Particulate contamination: subvisible particles Ph.Eur.2.9.19.

Reference is made to the Ph.Eur.

Sterility Ph.Eur.2.6.1.

Reference is made to the Ph.Eur.

Bacterial endotoxins Ph.Eur.2.6.14.

Reference is made to the Ph.Eur.

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APPENDIX 1.25

Supply Price and Royalty

To the Distribution Agreement between Oasmia Pharmaceutical AB and

Abbott

Supply Price

The Supply Price shall be the base price of $1.08 per one (1) mg of the Product (“Base Price”) multiplied by 1.2 (“Price Floor Multiplier”).

The Base Price shall remain firm until two (2) years from receipt of notice and documentation from Oasmia that it has obtained the Marketing Authorization. Thereafter, Oasmia may adjust the Base Price not more than once per calendar year, provided such increase may not exceed the lesser of (i) four fifths (4/5) of the documented actual manufacturing cost percentage annual increase for the Product, or (ii) the percentage increase in: (a) the Producer Price Index (Sweden) as of the last day of the most recently ended month prior to the notice of Base Price increase (“Measurement Date”) over (b) the Producer Price Index (Sweden) as of the date twelve (12) months prior to the Measurement Date. Any adjustment permitted in accordance with this paragraph shall not reflect currency value variation but instead shall be calculated by applying the relevant percentage increase to the Base Price. The Price Floor Multiplier shall only be adjusted by written mutual agreement of the Parties.

Currency Risk Sharing

As to the Supply Price only, the Parties shall equally share the risk of currency value variation. As of the last business day of December of each year (“Measurement Date”), the Parties shall determine the Adjustment Exchange Rate and the Base Exchange Rate (both as defined below). If the Adjustment Exchange Rate deviates from the Base Exchange Rate by five percent (5%) or more in any given year, the Base Price in the subsequent year will be adjusted so that the percentage difference between the new adjusted Base Price and the prior Base Price is equal to 50% of the percentage difference between the Adjustment Exchange Rate and the Base Exchange Rate. If the Adjustment Exchange Rate deviates from the Base Exchange Rate by five percent (5%) or more in any given year, then the Adjustment Exchange Rate calculated for such year shall become the Base Exchange Rate for purposes of applying this paragraph in the following year. If the Adjustment Exchange Rate deviates from the Base Exchange Rate by less than five percent (5%) in any given year, then no Base Price adjustment shall be made under this paragraph for such year and the Base Exchange Rate for such year shall remain the Base Exchange Rate for purposes of applying this paragraph in the immediately subsequent year. The initial “Base Exchange Rate” is 1.40 USD / 1.00 EUR. The “Adjustment Exchange Rate” is the average of the USD/EUR exchange rates published by OANDA Corporation (or any other mutually acceptable entity) on the last business day of each month during the preceding twelve (12) months prior to and including the Measurement Date.

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Royalty

In consideration of the rights granted to Abbott and set forth in this Agreement and for Oasmia’s compliance with the terms and conditions hereunder, Abbott shall pay royalties to Oasmia as set forth below (“Royalties”).

In each calendar year, Royalties shall equal:

(a) 34 percent (34%) of Net Sales less the Supply Price paid for underlying Products, until Forty Million Dollars ($40,000,000) of Net Sales have been achieved in such calendar year; and

(b) 40 percent (40%) of Net Sales less the Supply Price paid for underlying Products, for Net Sales in excess of Forty Million Dollars ($40,000,000) in such calendar year.

With respect to Products sold in Canada, Royalties shall be calculated for each calendar year based on Net Sales in the Calendar Quarter commencing on December 1 of the prior calendar year and the Calendar Quarters commencing on March 1, June 1 and September 1 of such Calendar Year.

Following the commencement of Product sale in the Territory, Abbott shall, within forty-five (45) days of the end of every Calendar Quarter (but within seventy-five (75) days of the end of every Calendar Quarter for Products sold in Canada) provide Oasmia with a signed statement in a mutually agreed format specifying the quantity and value of Products invoiced during such Calendar Quarter and setting forth the relevant Supply Price paid, Net Sales achieved and Royalties owed by Abbott to Oasmia for such Calendar Quarter in accordance with this Agreement. Following its review of Abbott’s statement, Oasmia shall invoice Abbott for Royalties owed by Abbott. Undisputed invoices for Royalties shall be paid in full within forty-five (45) days of the date such invoice is received by Abbott.

Payments by Sub-Distributor or Co-Marketing Partner

In addition to any amount payable to Oasmia hereunder, Abbott shall pay Oasmia thirty-seven percent (37%) of all other amounts received by Abbott from sub-distributors or co-marketing partners appointed by Abbott according to the terms of this Agreement and paid to Abbott for such rights to sub-distribution or co-marketing of the Product as down payment, royalty or in any other form.

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Taxes

All sums payable under this Agreement are exclusive of any Value Added Tax or any other sales tax or duties, which where applicable, shall be payable by the payer in addition to any sum in respect of which they are calculated.

Interest

All payments due hereunder that are not paid when due and payable shall bear interest on annual rate equal to LIBOR plus two percent (2%) from the due date until paid.

Abbott Records and Control

Abbott (together with its Affiliates, agents, representatives, sub-distributors, co-marketing partners and successors) shall keep and maintain complete and accurate records of the sales and all necessary data for calculation of the Net Selling Price for the Product for each year and shall retain such records for a period of five (5) years thereafter. Oasmia shall have the right to nominate a firm of independent certified public accountants acceptable to Abbott to inspect such records for the purpose of verifying, at Oasmia's expense and during reasonable business hours, Net Sales, provided that this right may not be exercised more than once in any calendar year, and provided further that such accounting firm shall be first made subject to confidentiality obligations not more burdensome than those to which the Parties are subject to under this Agreement. If Abbott is required to reimburse Oasmia for an underpayment (in any amount) it shall do so within thirty (30) days of its receipt of notice from Oasmia of the result of the accountants' audit. In the event that the accountants' audit find that an underpayment of five per cent (5%) or more has been made by Abbott, Abbott shall reimburse Oasmia the cost of the audit (within thirty (30) days of its receipt of notice of the results of the audit).

Oasmia Records and Control

Oasmia shall maintain, and require its Affiliates and any third party manufacturers to maintain, accurate records of all manufacturing, packaging and material costs of the Products as well as relevant invoicing or other documentation relating thereto. Upon reasonable prior written notice from Abbott, Oasmia shall allow such records to be made open to audit by Abbott or on Abbott’s behalf by an independent certified public accountant of Abbott’s selection, to verify Oasmia’s manufacturing, packaging and material costs and reasonableness of any changes to such costs that are requested by Oasmia. Such accountant, if any, shall be first made subject to confidentiality obligations not more burdensome than those to which Abbott and Oasmia are subject to under this Agreement. Oasmia’s records which are the object of this audit clause shall be maintained and be made available for audit for a period of at least six (6) years from the end of each then current year. In the event that such audit finds that an overcharge of five per cent (5%) or more has been made by Oasmia, Oasmia shall reimburse Abbott the cost of the audit (within thirty (30) days of its receipt of notice of the results of the audit).

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APPENDIX 14.1

Pharmacovigilance

To the Distribution Agreement between Oasmia Pharmaceutical AB and

Abbott

To be inserted within 6 months of date of agreement

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APPENDIX 24.1

Alternate Dispute Resolution (ADR)

To the Distribution Agreement between Oasmia Pharmaceutical AB and

Abbott.

The Parties recognize that from time to time a dispute may arise relating to either Party’s rights or obligations under this Agreement. The Parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution (“ADR”) provisions set forth in this Exhibit, the result of which shall be binding upon the Parties.

To begin the ADR process, a Party first must send written notice of the dispute to the other Party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the Parties fail to meet within such twenty-eight (28) days, either Party may initiate an ADR proceeding as provided herein. The Parties shall have the right to be represented by counsel in such a proceeding.

1.         To begin an ADR proceeding, a Party shall provide written notice to the other Party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues to be resolved within the same ADR.

2.         Within twenty-one (21) days following the initiation of an ADR proceeding, the Parties shall select a mutually acceptable independent, impartial and conflicts-free neutral to preside in the resolution of any disputes in this ADR proceeding; if the Parties are unable to agree on a mutually acceptable neutral, each Party will select one independent, impartial and conflicts-free neutral within such period, and those two neutrals will select a third independent, impartial and conflicts-free neutral within ten (10) days thereafter. None of the neutrals selected may be current or former employees, officers or directors of either Party, its subsidiaries or affiliates.

3.         No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral(s) shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place at a location agreed upon by the Parties. If the Parties cannot agree, the neutral(s) shall designate a location other than the principal place of business of either Party or any of their subsidiaries or affiliates.

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4.           At least seven (7) days prior to the hearing, each Party shall submit the following to the other Party and the neutral(s):

(a)       a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the neutral;

(b)       a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)       a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue. The Parties agree that neither side shall seek as part of its remedy any punitive damages.

(d)       a brief in support of such Party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5.           The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a)       Each Party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each Party has had the five (5) hours to which it is entitled.

(b)       Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the Party conducting the cross-examination.

(c)       The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding Party. The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

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(d)       Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)       Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral(s) shall have sole discretion regarding the admissibility of any evidence.

6.          Within seven (7) days following completion of the hearing, each Party may submit to the other Party and the neutral(s) a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.          The neutral(s) shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one Party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues. The neutral(s) shall not issue any written opinion or otherwise explain the basis of the ruling.

8.          The neutral(s) shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)       If the neutral(s) rule(s) in favor of one Party on all disputed issues in the ADR, the losing Party shall pay 100% of such fees and expenses.

(b)       If the neutral(s) rule(s) in favor of one Party on some issues and the other Party on other issues, the neutral(s) shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The neutral(s) shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9.          The rulings of the neutral(s) and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10.          Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral(s) shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

11.          All ADR hearings shall be conducted in the English language.

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